Exhibit 10.8

COMMERCIAL GROUND LEASE

JULY 3 2002

LANDLORD:

REALTY INCOME CORPORATION,

A MARYLAND CORPORATION

TENANT:

FESTIVAL FUN PARKS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

DBA PALACE ENTERTAINMENT

COMMERCIAL GROUND LEASE

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Lease Year	1
	1.2	Hazardous Material	1
	1.3	Environmental Law	1
2.	PREMISES		2
3.	TERM		2
	3.1	Term	2
	3.2	First Option to Extend	2
	3.3	Second Option to Extend	2
	3.4	Third Option to Extend	2
	3.5	Fourth Option to Extend	3
	3.6	Fifth Option to Extend	3
4.	MONTHLY RENT		3
	4.1	Net-Net-Net Lease	3
	4.2	Monthly Rent	3
	4.3	Monthly Rent During the Extension Periods	4
5.	ADDITIONAL RENT		4
	5.1	Consumer Price Index Rental Increase	4
6.	SUBSTITUTE RENT AND INCREASES		5
7.	SECURITY DEPOSIT		5
8.	USE OF THE PREMISES		5
9.	PROPERTY TAXES, ASSESSMENTS AND UTILITIES		5
	9.1	Tenant’s Required Payments	5
	9.2	Payments Not Required by Tenant	6
	9.3	Assessments	6
	9.4	Utility Payments	7
	9.5	Tenant’s Right to Contest Utility Charges, Contest Taxes and Seek Reduction of Assessed Valuation of the Premises	7
	9.6	Landlord Not Required to Join in Proceedings or Contest Brought by Tenant	7
	9.7	Tax Period and Adjustment of Taxes	7
10.	BUILDING AND IMPROVEMENTS; TRADE FIXTURES		8
	10.1	Building and Improvements	8
	10.2	Depreciation and Investment Tax Credit	8
	10.3	Trade Fixtures	8
	10.4	Removal of Trade Fixtures	8
	10.5	Financing of Tenant’s Property	9
11.	MAINTENANCE OF THE PREMISES		9
	11.1	Obligation to Maintain the Premises	9
	11.2	Obligation to Keep the Premises Clear	9
12.	REPAIRS AND ALTERATIONS		9

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	12.1	Right to Make Alterations	9
	12.2	Tenant Shall Not Render Premises Liable For Any Lien	10
13.	INDEMNITY AND INSURANCE		10
	13.1	Indemnification	10
	13.2	Insurance Company Requirement	11
	13.3	Insurance Certificate Requirements	11
	13.4	Minimum Acceptable Insurance Coverage Requirements	11
	13.5	Additional Insureds	12
	13.6	Mortgage Endorsement	12
	13.7	Renewals, Lapses or Deficiencies	13
14.	PARTIAL AND TOTAL DESTRUCTION OF THE PREMISES		13
15.	CONDEMNATION		13
	15.1	Condemnation Damages	13
	15.2	Termination of Lease Due to Condemnation	14
16.	ASSIGNMENT AND SUBLETTING		14
	16.1	Tenant’s Right of Assignment and Subletting	14
	16.2	Landlord’s Option to Preserve Subtenancies	14
	16.3	Tenant’s Assignment of All Rent from Subletting as Security for Tenant’s Obligations	15
	16.4	Continuing Obligation of Tenant	15
	16.5	Fees and Costs with Regard to Proposed Assignment or Sublease	15
	16.6	Landlord’s Right of Assignment	15
17.	DEFAULT AND TERMINATION		15
	17.1	Events of Default	15
	17.2	Landlord’s Remedies	16
	17.3	Late Charge	19
	17.4	Right of Landlord to Re-Enter	19
	17.5	Surrender of Premises	19
	17.6	Interest Charges	20
	17.7	Tenant’s Default	20
	17.8	Default by Landlord	20
18.	RIGHT OF INSPECTION		20
19.	WAIVER OF BREACH		21
20.	NOTICES		21
	20.1	Notice Requirements	21
	20.2	Payments Under Lease	22
21.	RELATIONSHIP OF THE PARTIES		22
22.	SUBORDINATION, ATTORNMENT AND ESTOPPEL		22
	22.1	Subordination and Non-Disturbance	22
	22.2	Attornment	23
	22.3	Estoppel Certificate	23
	22.4	Leasehold Mortgage	23
23.	TENANT’S FINANCIAL STATEMENTS		28
24.	ATTORNEYS’ FEES		28
	24.1	Recovery of Attorneys’ Fees and Costs of Suit	28
	24.2	Party to Litigation	28

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	24.3	Landlord’s Consent	28
25.	CONSENT		29
26.	AUTHORITY TO MAKE LEASE; COVENANT OF QUIET ENJOYMENT		29
	26.1	Full Power and Authority to Enter Lease	29
	26.2	Quiet Enjoyment	29
	26.3	No Violation of Covenants and Restrictions	29
27.	HAZARDOUS MATERIAL		29
	27.1	Environmental Compliance	29
	27.2	Tenant’s Responsibility for Hazardous Materials	30
	27.3	Survival:	30
28.	GENERAL PROVISIONS		30
	28.1	Gender; Number	30
	28.2	Captions	30
	28.3	Exhibits	30
	28.4	Entire Agreement	31
	28.5	Drafting	31
	28.6	Modification	31
	28.7	Joint and Several Liability	31
	28.8	Governing Law	31
	28.9	Attorneys’ Fees	31
	28.10	Time of Essence	31
	28.11	Severability	31
	28.12	Successors and Assigns	31
	28.13	Independent Covenants	32
	28.14	Information Provided	32
	28.15	Limitation of Landlord’s Liability	32
	28.16	No Lease Until Accepted	32
	28.17	Counterparts	33

Exhibit “A” – Property List

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COMMERCIAL GROUND LEASE

This Commercial Ground Lease (the “Lease”) is as of July 3, 2002, between REALTY INCOME CORPORATION, a Maryland corporation (“Landlord”), and FESTIVAL FUN PARKS, LLC, a Delaware limited liability company dba PALACE ENTERTAINMENT (“Tenant”), with reference to the recitals set forth below.

RECITALS

A.            Landlord is the owner of two (2) certain real properties (the “Real Properties”), which real properties are identified on the “Property List,” attached hereto and incorporated herein as Exhibit “A.” The term “Premises” as used in this Lease shall mean certain or all (as the context may require) of the Real Properties identified on the Property List.

B.            Landlord and Tenant acknowledge and agree that this Lease is a master lease for both of the Real Properties, and further acknowledge and agree that the economic terms of the transaction would have been materially different had there been separate lease agreements for each of the Real Properties.

C.            Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord pursuant to the provisions of this Lease.

1. DEFINITIONS

The following terms, when used in this Lease, shall have the meaning set forth in this Section.

1.1           Lease Year

The term “Lease Year” shall mean the first twelve (12) full calendar months following the Commencement Date (as defined herein) and each subsequent twelve (12) month period thereafter during the term and any extensions.

1.2           Hazardous Material

The term “Hazardous Material” means any substance, material, or waste which is toxic, ignitable, reactive, or corrosive and which is or becomes regulated by the local or state governmental authority or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” or “hazardous material,” by any local, state or federal law, (ii) oil and petroleum products and their by-products, (iii) asbestos, or asbestos-containing materials, (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act, (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.

1.3           Environmental Law

The term “Environmental Law” shall mean any law, statute, regulation, order, or rule now or hereafter promulgated by any governmental entity, whether local, state, or federal,

relating to air pollution, water pollution, noise control, and/or transporting, storing, handling, discharge of or disposal of Hazardous Material, including, without limitation, the following: the Clean Air Act; the Resource Conservation and Recovery Act, as amended by the Hazardous Waste and Solid Waste Amendments of 1984; the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Toxic Substances Control Act; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; the Safe Drinking Water Act; OSHA; the Hazardous Liquid Pipeline Safety Act; the Hazardous Materials Transportation Act; and the National Environmental Policy Act, as the same may be amended from time to time.

2. PREMISES

Landlord leases to Tenant and Tenant leases from Landlord the Premises on the terms and conditions set forth in this Lease.

3. TERM

3.1           Term

The effective date (the “Commencement Date”) of this Lease shall be the date upon which escrow is deemed closed pursuant to that certain Purchase Agreement and Escrow Instructions of even date herewith by and between Tenant, as seller, and Landlord, as buyer. Concurrently with recording of the deed transferring ownership of the Premises to Landlord, a Memorandum of Lease in form reasonably acceptable to Landlord and Tenant shall be recorded by Tenant. The expiration date of the term shall be last day of the month thirty-four and one-half (34 1/2) years following the Commencement Date, unless extended as set forth in Sections 3.2, 3.3, 3.4, 3.5 and 3.6. References to the term of the Lease shall include extensions, if any. Except as otherwise expressly stated, the terms and conditions of this Lease shall remain in effect during any extension, renewal, or holdover of the initial term.

3.2           First Option to Extend

On or before one hundred twenty (120) days prior to the expiration of the term, and providing Tenant is not in default of this Lease, Tenant may extend the term of this Lease for an additional one hundred and twenty (120) months by notifying Landlord of such intention in writing (the “First Extension Period”). The maximum term of the Lease with the First Extension is forty-four and one-half (44 1/2) years.

3.3           Second Option to Extend

On or before one hundred twenty (120) days prior to the expiration of the First Extension Period, and providing Tenant is not in default of this Lease, Tenant may extend the term of this Lease for an additional one hundred and twenty (120) months by notifying Landlord of such intention in writing (the “Second Extension Period”), The maximum term of the Lease with the Second Extension is fifty-four and one-half (54 1/2) years.

3.4           Third Option to Extend

On or before one hundred twenty (120) days prior to the expiration of the Second Extension Period, and providing Tenant is not in default of this Lease, Tenant may extend the term of this Lease for an additional one hundred and twenty (120) months by notifying Landlord of such intention in writing (the “Third Extension Period”). The maximum term of the Lease with the Third Extension is sixty-four and one-half (64 1/2) years.

3.5           Fourth Option to Extend

On or before one hundred twenty (120) days prior to the expiration of the Third Extension Period, and providing Tenant is not in default of this Lease, Tenant may extend the term of this Lease for an additional one hundred and twenty (120) months by notifying Landlord of such intention in writing (the “Fourth Extension Period”). The maximum term of the Lease with the Fourth Extension is seventy-four and one-half (74 1/2) years.

3.6           Fifth Option to Extend

On or before one hundred twenty (120) days prior to the expiration of the Fourth Extension Period, and providing Tenant is not in default of this Lease, Tenant may extend the term of this Lease for an additional one hundred and twenty (120) months by notifying Landlord of such intention in writing (the “Fifth Extension Period”). The maximum term of the Lease with the Fifth Extension is eighty-four and one-half (84 1/2) years.

4. MONTHLY RENT

4.1           Net-Net-Net Lease

This is a net-net-net lease. It is the intention of Landlord and Tenant that the Monthly Rent (as defined below) and other sums and charges provided herein shall be absolutely net to Landlord. Except as otherwise specifically set forth in this Lease, Tenant shall pay all costs, charges, obligations, assessments, and expenses of every kind and nature against or relating to the Premises or the use, occupancy, area, possession, leasing, operation, management, maintenance, or repair thereof, which may arise or become due during the term hereof, or which may pertain to this transaction which concerns the Premises, whether or not now customary or within the contemplation of the parties hereto, and which, except for the execution and delivery of this Lease, would have been payable by Landlord.

4.2           Monthly Rent

Tenant shall pay to Landlord as monthly rent (the “Monthly Rent”) the sum of ONE HUNDRED EIGHT THOUSAND ONE HUNDRED SIXTY-SIX AND 67/100 DOLLARS ($108,166.67). Monthly Rent allocated to each of the Premises (the “Individual Store Rents”) is listed on Exhibit “A.” The parties acknowledge and agree that the Individual Store Rents are included in Exhibit “A” solely for the convenience and use of the parties in making certain calculations as may be necessary from time to time pursuant to the provisions hereof. By way of example only, in the event: (i) this Lease is terminated pursuant to the terms hereof as to certain (but not all) of the Premises; or (ii) of a conveyance by Landlord of Landlord’s interest in the Lease as to one of more of the Premises prior to expiration or termination hereof; or (iii) of an assignment by Tenant of Tenant’s interest in this Lease as to one or more of the Premises pursuant to the terms hereof, Monthly Rent payable hereunder following said event shall be adjusted by the respective Individual Store Rents.

Monthly Rent shall be payable by Tenant to Landlord in advance in equal monthly installments commencing upon the Commencement Date and on the first day of each calendar month thereafter, without prior notice, invoice, demand, deduction, or offset whatsoever. Landlord shall have the right to accept all rent and other payments, whether full or partial, and to negotiate checks and payments thereof without any waiver of rights, irrespective of any conditions to the contrary sought to be imposed by Tenant. All rent shall be paid to Landlord at the address to which notices to Landlord are given. The Monthly Rent for any partial calendar month shall be prorated based upon a thirty (30) day month.

4.3           Monthly Rent During the Extension Periods

In the event Tenant exercises its option to extend the term of the Lease as set forth above, the Monthly Rent for each Extension Period shall be the greater of the Monthly Rent paid during the previous year, or the prevailing fair market rent as determined by an MAI Appraiser, which Appraiser is acceptable to Landlord and Tenant, and is paid equally by Tenant and Landlord. The Monthly Rent shall then be adjusted as set forth in Section 5.

5. ADDITIONAL RENT

5.1           Consumer Price Index Rental Increase

The capitalized terms used herein are defined below. Effective on each Adjustment Date, Monthly Rent shall be increased by three (3) times the increases in the CPI, with the increases to be calculated as follows: (i) subtract one point zero (1.0) from a fraction, the numerator of which shall be the Variable Index, and the denominator of which shall be the Base Index; and (ii) multiply the result obtained in (i) above by three (3); then (iii) multiply the result obtained in (ii) above by the Initial Monthly Rent. Notwithstanding the foregoing, in no event shall the increase in Monthly Rent exceed twelve percent (12%), nor shall the new Monthly Rent be less than the previous Monthly Rent. The product thus obtained shall be payable in advance in consecutive monthly installments on the first day of each month until the next Adjustment Date, or the expiration of the term, as the case may be. Landlord’s delay or the failure of Landlord, beyond commencement of any Adjustment Date, in computing or billing for these adjustments will not impair the continuing obligation of Tenant to pay the rent adjustments. In applying the foregoing formula for Monthly Rent adjustments, the following terms shall have the following meanings:

5.1.1                “Adjustment Date” shall mean, as the case may require, the first day of the sixth (6th), eleventh (11th), sixteenth (16th), twenty-first (21st), twenty-sixth (26th), and thirty-first (31st) Lease Years (and the first day of each option period, if Tenant exercises its options to extend the term of the Lease pursuant to Sections 3.2, 3.3, 3.4, 3.5, and 3.6); provided, however, if the Commencement Date is other than the first day of the month, then “Adjustment Date” shall mean, as the case may require, the first day of the first month occurring after the sixth (6th), eleventh (11th), sixteenth (16th), twenty-first (21st), twenty-sixth (26th), and thirty-first (31st) Lease Years (and the first day of each option period, if Tenant exercises its options to extend the term of the Lease pursuant to Sections 3.2, 3.3, 3.4, 3.5 and 3.6).

5.1.2                “Base Index” shall mean the CPI for the first month of the first Lease Year.

5.1.3                “CPI” shall mean the Consumer Price Index for All Urban Consumers, All Items, U.S.A. Area, 1982-84=100, as published by the Bureau of Labor Statistics, United States Department of Labor (U.S. City Average), If such index is discontinued, CPI shall then mean the most nearly comparable index published by the Bureau of Labor Statistics or other official agency of the United States Government as determined by Landlord.

5.1.4                “Initial Monthly Rent” shall mean the Monthly Rent payable by Tenant for the first full calendar month of the first Lease Year.

5.1.5                “Variable Index” shall mean the CPI for the month in which the Adjustment Date occurs.

6. SUBSTITUTE RENT AND INCREASES

This Section was deleted intentionally.

7. SECURITY DEPOSIT

This Section was deleted intentionally.

8. USE OF THE PREMISES

Tenant shall use the Premises only for a family entertainment and amusement center or water park, as the case may be, and uses consistent therewith and no other uses without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. Tenant has satisfied itself, and represents to Landlord, that such use is lawful and conforms to all applicable zoning and other use restrictions and regulations applicable to the Premises. Tenant shall, at Tenant’s expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, and requirements in effect during the term or any part of the term hereof, regulating the use by Tenant of the Premises, including, without limitation, the obligation at Tenant’s cost, to alter, maintain, or restore the Premises in compliance and conformity with all laws relating to the condition, use, or occupancy of the Premises during the term (including any and all requirements as set forth in the Americans with Disabilities Act) and regardless of (i) whether such laws require structural or non-structural improvements, (ii) whether the improvements were foreseen or unforeseen, and (iii) the period of time remaining in the term. Tenant shall not perform any acts or carry on any practices which may injure the Premises.

9. PROPERTY TAXES, ASSESSMENTS AND UTILITIES

9.1           Tenant’s Required Payments

Tenant shall (i) pay at least fifteen (15) days before delinquency and as additional rent, all Property Taxes and Other Taxes (as such terms are defined herein) that accrue during or are otherwise allocable to the term of this Lease; and (ii) concurrently provide Landlord with evidence of payment thereof. Property Taxes and Other Taxes together are referred to herein as

“Taxes.” Tenant shall provide Landlord with proof of payment of Taxes as soon as reasonably possible.

9.1.1                “Property Taxes” shall mean all taxes, assessments, excises, levies, fees, and charges (and any tax, assessment, excise, levy, fee, or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed, or imposed on or against, or otherwise with respect to, the Premises or any part thereof or any personal property used in connection with the Premises. It is the intention of Landlord and Tenant that all new and increased taxes, assessments, levies, fees, and charges, and all similar taxes, assessments, levies, fees and charges be included within the definition of property Taxes for the purpose of this Lease.

9.1.2                “Other Taxes” shall mean all taxes, assessments, excises, levies, fees, and charges (including, without limitation, charges relating to the cost of providing facilities or services, and charges relating to documents or instruments of record effecting or encumbering the Premises), whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed, or imposed upon, or measured by, or reasonably attributable to (a) the Premises; (b) the cost or value of Tenant’s furniture, fixtures, equipment, or personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord; (c) rents payable under the Lease, including, if applicable, Property Taxes, Other Taxes, insurance, maintenance, and other costs incurred by Tenant; (d) the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises; and (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

9.2           Payments Not Required by Tenant

Tenant shall not be required to pay any municipal, county, state, or federal income or franchise taxes of Landlord, or any municipal, county, state, or federal estate, succession, inheritance, or transfer taxes of Landlord.

9.3           Assessments

If any assessment for a capital improvement made by public or governmental authority shall be levied or assessed against the Premises, and the assessment is payable either in a lump sum or on an installment basis, then Tenant shall have the right to elect the basis of payment; provided, however, throughout the entire term of this Lease, Tenant shall pay all assessments that accrue during or are otherwise allocable to the term of this Lease.

9.4           Utility Payments

Tenant shall promptly pay when due all charges for water, gas, electricity, and all other utilities furnished to or used upon the Premises, including all charges for installation, termination, and relocations of such service.

9.5           Tenant’s Right to Contest Utility Charges, Contest Taxes and Seek Reduction of Assessed Valuation of the Premises

Tenant, at Tenant’s sole cost and expense, shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any taxes or utility charges that are to be paid by Tenant; provided, however, Tenant shall (i) give Landlord written notice of any such intention to contest at least thirty (30) days before any delinquency could occur; (ii) indemnify and hold Landlord harmless from all liability on account of such contest; (iii) take such action as is necessary to remove the effect of any lien which attached to the Premises or the improvements thereon due to such contest, or in lieu thereof, at Landlord’s election, furnish Landlord with adequate security for the amount of the Taxes due plus interest and penalties; and (iv) in the event of a final determination adverse to Tenant, prior to enforcement, foreclosure or sale, pay the amount involved together with all penalties, fines, interest, costs, and expenses which may have accrued. Tenant may use any means allowed by statute to protest Taxes or utility charges as defined in this Section 9 as long as Tenant remains current as to all other terms and conditions of this Lease. If the protested Taxes have not been paid, then at Landlord’s request Tenant shall furnish to Landlord a surety bond issued by an insurance company qualified to do business in the state where the Premises are located. The amount of bond shall equal one hundred ten percent (110%) of the total amount of Taxes in dispute. The bond shall hold Landlord and the Premises harmless from any damage arising out of the proceeding or contest and shall insure the payment of any judgment that may be rendered. If Tenant seeks a reduction or contests any Taxes or utility charges, the failure on Tenant’s part to pay the Taxes or utility charges shall not constitute a default as long as Tenant complies with the provisions of this Section.

9.6           Landlord Not Required to Join in Proceedings or Contest Brought by Tenant

Landlord shall not be required to join in any proceeding or contest brought by Tenant unless the provisions of the law require that the proceeding or contest be brought by or in the name of Landlord or the owner of the Premises. In that case, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord’s name as long as Landlord is not required to bear any cost. Tenant, on final determination of the proceeding or contest, shall immediately pay or discharge any decision or judgment rendered, together with all costs, charges, interest, and penalties incidental to the decision or judgment.

9.7           Tax Period and Adjustment of Taxes

For the purpose of this Lease, the calculation of Taxes payable by Tenant for any particular Lease Year shall be based upon the Taxes actually due and payable in accordance with applicable law during such Lease year even though such Taxes may relate to a different period of time (such as the taxing authority’s fiscal year). [For example, if Taxes are payable on or before September 30 of each year with respect to the fiscal period beginning on the immediately preceding July 1 and ending on the immediately succeeding June 30, then, for all purposes of this Lease, Taxes for Lease Year “X” refers to the Taxes due and payable on September 30 of such

Lease Year even though the same may relate in part to both such Lease Year and the succeeding Lease Year.] The parties hereby understand that, notwithstanding the foregoing, Taxes payable by Tenant in accordance with the terms of this Lease shall be appropriately adjusted for any partial Lease Year.

10. BUILDING AND IMPROVEMENTS; TRADE FIXTURES

10.1         Building and Improvements

The building and any improvements in, on, or about the Premises and all additions, alterations, modifications, and replacements thereto and thereof at all times during the term of this Lease shall be the property of Tenant. During the term of this Lease and any extension term thereof, provided Tenant is not in default, Tenant shall have the right to sell, transfer and convey any or all of Tenant’s Property (as defined in Section 10.4 below) without Landlord’s consent. Subject to Section 10.3 below, right, title, and interest of Tenant in and to Tenant’s Property shall cease, expire, and vest exclusively in Landlord on the expiration or any termination of this Lease.

10.2         Depreciation and Investment Tax Credit

During the term of this Lease, Tenant alone shall be able to claim depreciation and investment tax credit for taxation purposes (or to permits subtenants the right to such benefits) on any building improvements and fixtures and any changes, additions, and alterations therein and thereto and any replacements thereof.

10.3         Trade Fixtures

Notwithstanding anything contained herein to the contrary, Landlord acknowledges and agrees that the furniture, trade fixtures, equipment, machinery, furnishings, signs, and other articles of personal property (collectively, “Trade Fixtures”) now located or hereafter placed or installed in, on, or about the Premises shall be and remain the property of Tenant. Tenant shall have the right, at any time during the term, at Tenant’s sole cost and expense, to install and affix in, to, or on the Premises, such Trade Fixtures for use in Tenant’s trade or business as Tenant, in its sole and absolute discretion, may deem advisable. Trade Fixtures that can be removed without structural damage to the Premises or any building or improvements thereon shall remain the property of Tenant and may be removed or replaced by Tenant at any time or times prior to the expiration or earlier termination of this Lease. In the event of such removal, any damage occasioned to the Premises shall be fully repaired at the sole cost and expense of Tenant.

10.4         Removal of Trade Fixtures

At the expiration or earlier termination of this Lease, provided Tenant is not in default, Tenant may remove (i) Tenant’s Trade Fixtures and other personal property; and (ii) the alterations and additions and signs made by Tenant to the Premises in accordance with Section 10.3 (collectively, “Tenant’s Property”). All leasehold improvements, alterations and additions to the Premises, HVAC equipment, non-removable lighting fixtures, electric switch boxes, plumbing, restroom fixtures, floor coverings, and other like items which are permanently affixed to the Premises, more commonly defined as fixtures and which are not Tenant’s Property pursuant to this Section 10.4, shall become the property of the Landlord immediately following an uncured default, the expiration, or any termination of this Lease. Any of Tenant’s Property not removed within ten (10) days following the expiration or earlier termination of this Lease shall be deemed abandoned by Tenant and, at Landlord’s option, shall become the property of

Landlord as owner of the real property to which they are affixed. Tenant, at its sole cost and expense, immediately shall repair any damage occasioned to the Premises by the removal of Tenant’s Property. Upon the expiration or earlier termination of this Lease, Tenant shall leave the Premises in a neat and clean condition, free of debris, normal wear and tear excepted.

10.5         Financing of Tenant’s Property

For purposes of Tenant’s financing or leasing of Tenant’s Property, Landlord covenants and agrees that to the extent that such property is leased or financed, then any interest of Landlord in the same shall be subject, subordinate, and inferior to any lien(s) (and all renewals, extension, or replacements thereof) now or hereafter imposed by Tenant upon Tenant’s Property. Landlord agrees to execute such reasonable and necessary documents to confirm Landlord’s foregoing covenant in favor of Tenant’s lien holders or mortgagees.

11. MAINTENANCE OF THE PREMISES

11.1         Obligation to Maintain the Premises

During the term of this Lease, Tenant shall, at its own expense, keep and maintain the entire Premises in good order and repair, including, but not limited to, the interior, exterior, foundations, floors, walls, roof, and structure of the building; and the sidewalks, curbs, walls, trash enclosures, landscaping with sprinkler system (if installed), light standards, and parking areas which are a part of the Premises. Tenant shall make such repairs and replacements as may be necessary, regardless of whether the benefit of such repair or replacement extends beyond the term of this Lease. Subject to the provisions of Section 10, the Premises, including all improvements, shall be returned to Landlord at the termination or expiration of this Lease in good condition, normal wear and tear excepted. Notwithstanding the foregoing, in the event of destruction of the Premises by fire or casualty, or condemnation, the condition of the Premises upon termination of this Lease shall be governed by Section 14 or Section 15, respectively.

11.2         Obligation to Keep the Premises Clear

Tenant shall keep the Premises, including sidewalks adjacent to the Premises and loading area allocated for the use of Tenant, clean and free from rubbish and dirt at all times. Tenant shall store all trash and garbage within the Premises and arrange for regular pickup and cartage of such trash and garbage at Tenant’s expense.

12. REPAIRS AND ALTERATIONS

12.1         Right to Make Alterations

At all times during the term of this Lease, except as provided in Section 17, Tenant shall have the right to make alterations, additions, and improvements to the interior or exterior of the building. Subject to Section 10, any alterations, additions, and improvements which may be made or installed by Tenant, to the extent it is in existence at the termination or expiration of the Lease, shall remain upon the Premises and, at the termination or expiration of this Lease, shall be surrendered with the Premises to Landlord. Any alteration, addition, or improvement shall be accomplished by Tenant in a good workmanlike manner, in conformity with applicable laws and regulations. Upon completion of any such work, Tenant shall provide to Landlord “as-built” plans, building permits, governmental inspection reports and all other required governmental approvals, and proof of payment of all labor and materials. Subject to Section 12.2, Tenant shall pay when due all claims for such labor and materials and shall give Landlord at least ten (10) days’ prior written notice of the commencement of any such work. Landlord may enter upon the Premises, in such case, for the purpose of posting appropriate notices, including, but not limited to, notices of non-responsibility.

12.2         Tenant Shall Not Render Premises Liable For Any Lien

Tenant shall have no right, authority, or power to bind Landlord, or any interest of Landlord in the Premises, nor to render the Premises liable for any lien or right of lien for the payment of any claim for labor, material, or for any charge or expense incurred to maintain, to repair, or to make alterations, additions, and improvements to the Premises. Tenant shall in no way be considered the agent of Landlord in the construction, erection, modification, repair, or alteration of the Premises. Notwithstanding the above, Tenant shall have the right to contest the legality or validity of any lien or claim filed against the Premises. No contest shall be carried on or maintained by Tenant after the time limits in the sale notice of the Premises for any such lien or claim unless Tenant (i) shall have duly paid the amount involved under protest; (ii) shall have procured and recorded a lien release bond from a bonding company acceptable to Landlord in an amount not less than one and one-half (1-1/2) times the amount involved; or (iii) shall have procured a stay of all proceedings to enforce foreclosure or collection. Upon a final adverse determination of any contest, Tenant shall pay and discharge the amount of the lien or claim determined to be due, together with any penalties, fines, interest, cost, and expense which may have accrued, and shall provide proof of payment to Landlord.

13. INDEMNITY AND INSURANCE

13.1         Indemnification

Tenant shall indemnify, defend, and protect Landlord, and hold Landlord harmless from any and all loss, cost, damage, expense, liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising at any time and from any cause whatsoever in or about the Premises, other than damages proximately caused by reason of the negligence or willful misconduct of Landlord or its agents and employees, including, without limiting the generality of the foregoing: (i) any default by Tenant in the observance or performance of any of the terms, covenants, or conditions of this Lease on Tenant’s part to be observed or performed; (ii) the use or occupancy of the Premises by Tenant or any person claiming by, through, or under Tenant; (iii) the condition of the Premises or any occurrence or happening on the Premises from any cause whatsoever, or (iv) any acts, omissions, or negligence of Tenant or any person claiming by, through, or under Tenant, or of the contractors, agents, servants, employees, visitors, or licensees of Tenant or any such person, in, on, or about the Premises, either prior to or during the Lease term (including, without limitation, any holdovers in connection therewith), including, without limitation, any acts, omissions, or negligence in the making or performance of any alterations. Tenant further agrees to indemnify and hold harmless Landlord, Landlord’s agents, and the landlord or landlords under all ground or underlying leases, from and against any and all loss, cost, liability, damage, and expense (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising from any claims by any persons by reason of injury to persons or damage to property occasioned by any use, occupancy, condition, occurrence, happening, act, omission, or negligence referred to in the preceding sentence. The provisions of this Section shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination, and shall not be limited by reason of any insurance carried by Landlord and Tenant.

13.2         Insurance Company Requirement

Insurance required by this Lease shall be issued by companies holding a general policyholder’s rating of at least A/7 as set forth in the most current issue of Best’s Insurance Guide and authorized to do business in the state in which the Premises are located. If this publication is discontinued, then another insurance rating guide or service generally recognized as authoritative shall be substituted by Landlord.

13.3         Insurance Certificate Requirements

13.3.1              Tenant shall deliver to Landlord certificates evidencing the existence and amounts of the insurance with loss payable clauses as required herein. No policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to Landlord.

13.3.2              The insurance required to be maintained herein may be carried under blanket policies. The insurance shall provide for payment of loss jointly to Landlord and Tenant (and may list Tenant’s leasehold mortgagee, if applicable), as their interests may appear. A stipulated value or agreed amount endorsement deleting the co-insurance provision to the building policy shall be procured.

13.4         Minimum Acceptable Insurance Coverage Requirements

13.4.1              Tenant shall, at Tenant’s expense, obtain and keep in full force during the term of this Lease a policy of combined single limit bodily injury and property damage insurance insuring Tenant (with Landlord as an additional insured) against any liability arising out of the ownership, use, occupancy, or maintenance of the Premises and all of its appurtenant areas. The insurance shall be in an amount not less than Two Million Dollars ($2,000,000) per occurrence. Notwithstanding the foregoing Landlord may require Tenant to increase the minimum limits of such commercial general liability insurance from time to time during the term of the Lease to an amount reasonably required by Landlord. The policy shall provide blanket contractural liability coverage. However, the limits of the insurance shall not limit the liability of Tenant. In addition, Tenant shall, at Tenant’s expense, obtain and keep in full force during the term of this Lease umbrella liability policy in an amount not less than Two Million Dollars ($2,000,000) in excess of primary insurance. The insurance required to be carried by Tenant hereunder shall be primary and not contributory to any other insurance mainteained by Landlord.

13.4.2              Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises. The insurance shall be in an amount not less than the replacement value of the building(s) less slab, foundation, supports and other customarily excluded improvements against all perils of fire, extended coverage, vandalism, malicious mischief, and special extended perils (“Special Form,” as such term is used in the insurance industry). In addition, Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage due to perils caused by earthquake and/or flood.

13.4.3              Tenant shall also obtain and keep in force during the term of this Lease a policy of Business Interruption insurance covering a period of one (1) year. This insurance shall cover all real estate taxes and insurance costs for the same period in addition to one (1) year’s lease rent amount.

13.4.4              Tenant shall also obtain and keep in force during the term of this Lease a worker’s compensation policy, insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises are located, including Employer’s Liability insurance, in an amount of not less than One Million Dollars ($1,000,000).

13.5         Additional Insureds

Tenant shall name as additional insureds or loss payees, as the case may be, on all insurance, Landlord, Landlord’s successor(s), assignee(s), nominee(s), nominator(s), corporate and individual general partners, and agents with an insurable interest as follows:

REALTY INCOME CORPORATION, ITS OFFICERS, DIRECTORS, AND ALL SUCCESSOR(S), ASSIGNEE(S), SUBSIDIARIES, CORPORATIONS, PARTNERSHIPS, PROPRIETOR-SHIPS, JOINT VENTURES, FIRMS, AND INDIVIDUALS AS HERETOFORE, NOW, OR HEREAFTER CONSTITUTED ON WHICH THE NAMED INSURED HAS THE RESPONSIBILITY FOR PLACING INSURANCE AND FOR WHICH SIMILAR COVERAGE IS NOT OTHERWISE MORE SPECIFICALLY PROVIDED.

13.6         Mortgage Endorsement

If requested by Landlord, the policies of insurance required to be maintained hereunder shall bear a standard first mortgage endorsement in favor of any holder or holders of a first mortgage lien or security interest in the fee and leasehold interest in the Premises, with loss payable to such holder or holders as their interests may appear.

13.7         Renewals, Lapses or Deficiencies

Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or renewal binders. Should Tenant fail to provide to Landlord the renewals or renewal binders, or in the event of a lapse or deficiency of any insurance coverage specified herein for any reason, Landlord shall notify Tenant of such lapse and, if not timely cured, Landlord may immediately replace the deficient insurance coverage with a policy of insurance covering the Premises of the type and in the limits set forth above. Upon written notice from Landlord of the placement of insurance, Tenant shall immediately reimburse Landlord for the total cost of pemiums and expense of such insurance placement. Tenant shall not do or permit to be done anything, which shall invalidate the insurance policies. If Tenant does or permits to be done anything which shall increase the cost of the insurance policies, then upon Landlord’s demand Tenant shall reimburse Landlord for any additional premiums charged to Landlord as a consequence of its taking out such policies attributable to any acts or omissions or operations of Tenant causing the increase in the cost of insurance.

14. PARTIAL AND TOTAL DESTRUCTION OF THE PREMISES

In the event any part or all of the Premises shall at any time during the term of this Lease be damaged or destroyed, regardless of cause, Tenant shall give prompt notice to Landlord. Tenant shall repair and restore the Premises to their original condition, including buildings and all other improvements, as soon as circumstances permit or in Tenant’s reasonable discretion demolish and clear the improvements damaged so that the Premises is in a safe and clean condition. Tenant shall hold Landlord free and harmless from any and all liability resulting from such repairs and restoration. Tenant shall pay for any cost of repair or restoration in excess of the available insurance proceeds. Tenant is not entitled to any rent abatement during or resulting from any disturbance on or partial or total destruction of the Premises.

15. CONDEMNATION

15.1         Condemnation Damages

In the event of the taking or conveyance of the whole or any part of the Premises by reason of condemnation by any public or quasi-public body, Landlord and Tenant shall represent themselves independently in seeking damages before the condemning body. Each party shall be entitled to the amount awarded respectively to each. Landlord shall not make a claim in such proceedings for any of the following:

15.1.1              A value attributable to Tenant’s remaining leasehold interest in the building and improvements as calculated by dividing the number of months remaining on the Lease by the remaining useful economic life of the building and improvements (in months) as determined by an appraiser, acceptable to Landlord and Tenant, which fraction is multiplied by the value of the building and improvements, as determined by an appraiser, acceptable to Landlord and Tenant; and

15.1.2              Any portion of the award attributable to Tenant’s furniture, fixtures, and equipment installed in the Premises in accordance with this Lease.

15.2         Termination of Lease Due to Condemnation

In the event that the Condemnation materially adversely affects the use of any one of the Premises as defined in Section 8 (“Condemned Property”), as reasonably determined by Tenant and Landlord, Tenant may terminate the Lease as to the Condemned Property by giving Landlord sixty (60) days’ written notice of its intention to terminate the Lease after receiving notice of the Condemnation from the condemning authority. The effective date of the termination shall be the actual date of such taking, and Tenant shall be released from further obligations or liabilities arising under the Lease thereafter with respect to the Condemned Property. In the event of termination, the rent for the last month of Tenant’s occupancy shall be prorated and Landlord shall refund to Tenant any rent paid in advance and Tenant shall thereupon be released from its obligation to pay rent. Notwithstanding any termination of this Lease with respect to the Condemned Property, this Lease shall continue in full force and effect with respect to the remaining Properties; provided, however, Monthly Rent shall be adjusted by the Individual Store Rent allocated to the Condemned Property.

16. ASSIGNMENT AND SUBLETTING

16.1         Tenant’s Right of Assignment and Subletting

Tenant shall not voluntarily or by operation of law assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use any part of the Premises, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld or delayed, except that the consent of Landlord shall not be required to transfer, sell, assign or sublease (collectively “Transfer”) all or any portion of this Lease or the Premises to an Affiliate of Tenant; provided, however, that in each instance, Tenant shall notify Landlord of such Transfer and shall remain liable under the terms of the Lease. An “Affiliate” shall mean any person or entity which directly or indirectly, through one or more intermediaries controls or is controlled by, or is under common control with Tenant. For purposes of this definition, the term “control” with mean the possession, directly or indirectly, or the power to direct management and policies of a person or entity, whether through the ownership of voting securities or equity interests, by contract, or otherwise. A sale of securities of Tenant to the public shall not be deemed a Transfer requiring the consent of Landlord. Any assignment, encumbrance, or sublease without Landlord’s consent shall be voidable and, at Landlord’s election, shall constitute a default. It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting if the proposed transferee does not meet certain criteria, including, but not limited to, the transferee’s financial condition, the nature, quality, and character of the transferee, the identity or business character of the transferee, the nature of the use and occupancy and the transferee’s business experience.

16.2         Landlord’s Option to Preserve Subtenancies

In the event of Tenant’s surrender of this Lease or the termination of this Lease in any other manner, Landlord may, at its option, either terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder. No merger shall result from Tenant’s sublease of the Premises under this Section, Tenant’s surrender of this Lease, or the termination of this Lease in any other manner.

16.3         Tenant’s Assignment of All Rent from Subletting as Security for Tenant’s Obligations

Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted by this Lease. In the event of a default by Tenant, Landlord, as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect the rent and apply it toward Tenant’s obligations under this Lease.

16.4         Continuing Obligation of Tenant

No transfer permitted by this Section 16 shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease unless Landlord explicitly and in writing released Tenant of further liability and obligations. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Section. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.

16.5         Fees and Costs with Regard to Proposed Assignment or Sublease

If Tenant requests Landlord to consent to a proposed assignment or sublease, Tenant shall pay to Landlord, whether or not consent is ultimately given, Landlord’s reasonable attorneys’ fees and other costs incurred in connection with each such request.

16.6         Landlord’s Right of Assignment

Landlord shall be free at all times, without need of consent or approval by Tenant, to assign its interest in this Lease and/or to convey fee title to the Premises. Notwithstanding the foregoing, Landlord shall give Tenant written notice of any assignee. Each conveyance by Landlord of Landlord’s interest in the Lease or the Premises prior to expiration or termination hereof shall be subject to this Lease and shall relieve the grantor of any further obligations or liability as Landlord arising from and after the date of assignment (but Landlord shall not be relieved of any liability arising prior to the date of assignment), and Tenant shall look solely to Landlord’s successor in interest for all future obligations of Landlord. Tenant hereby agrees to attorn to Landlord’s successors in interest, whether such interest is acquired by sale, transfer, foreclosure, deed in lieu of foreclosure, or otherwise. The term “Landlord” as used in this Lease, so far as covenants and obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title of the Premises. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during its ownership of the Premises. Landlord shall deliver to Tenant a copy of the assignment and assumption agreement executed by the transferee.

17. DEFAULT AND TERMINATION

17.1         Events of Default

The occurrence of any of the following events (each an “Event of Default”) shall constitute a default by Tenant:

17.1.1              Failure by Tenant to pay rent when due. Notwithstanding the foregoing, or any other provision in this Lease to the contrary, for not more than two (2) occasions during any twelve (12) month period of the term of this Lease, as extended, if any rental is not received when due, Landlord shall notify Tenant, in writing, and Tenant shall have ten (10) days from the date of receipt of Landlord’s notice to cure any such failure to pay rental. If rental is not received within a ten (10) day period following Landlord’s notice, then Tenant shall be in default.

17.1.2              Failure by Tenant to perform or comply with any provision of this Lease (other than as set forth in Subsection 17.1.1) if the failure is not cured within thirty (30) days after notice has been given to Tenant. If, however, the failure cannot reasonably be cured within the cure period, Tenant shall not be in default of this Lease if Tenant commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure.

17.1.3              A default by Tenant under any other lease in which Landlord is the landlord and Tenant is the tenant.

17.1.4              To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days.

Any notice delivered pursuant to this Section 17.1 shall be in lieu of, and not in addition to, any notice that otherwise may be required by law.

17.2         Landlord’s Remedies

Landlord shall have any one or more of the following remedies after the occurrence of a default by Tenant. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law, in equity, or otherwise:

17.2.1              Terminate this Lease by giving written notice of termination to Tenant, in which event Tenant immediately shall surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, then Landlord, without prejudice to any other remedy it has for possession of the Premises or arrearages in rent or other damages, may re-enter and take possession of the Premises and expel or remove Tenant and any other person or entity occupying the Premises or any part thereof, without being liable for any damages, whether caused by negligence of Landlord or otherwise.

17.2.2              No act by Landlord other than giving notice of termination to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of this Lease. On termination of the Lease, Landlord shall have the right to recover from Tenant:

(i)            The worth at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease; and

(ii)           The worth at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves reasonably could have been avoided; and

(iii)          The worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves reasonably could have been avoided; and

(iv)          Any other amount, including court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default.

The phrase “worth at the time of the award” as used in clauses (i) and (ii) above is to be computed by allowing interest at the rate of ten percent (10%) per annum, but not to exceed the then legal rate of interest. The same phrase as used in clause (iii) above is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). The term “rent” as used in this Section 17.2.2 means the Monthly Rent and all other sums payable by Tenant hereunder, including, without limitation, Taxes and insurance.

17.2.3              Landlord may re-enter and take possession of the Premises without terminating this Lease and without being liable for any damages, whether caused by the negligence of Landlord or otherwise. Landlord may relet the Premises, or any part of them, to third parties, but has no obligation to do so. Landlord may relet the Premises on whatever terms and conditions Landlord, in its sole discretion, deems advisable. Reletting can be for a period shorter or longer than the remaining term of this Lease. Landlord’s action under this Subsection is not considered an acceptance of Tenant’s surrender of the Premises unless Landlord so notifies Tenant in writing. Tenant shall be immediately liable to Landlord for all costs Landlord incurs in reletting the Premises, including brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting.

If Landlord elects to relet the Premises without terminating this Lease, any rent received will be applied to the account of Tenant, not to exceed Tenant’s total indebtedness to Landlord; no reletting by Landlord is considered to be for its own account unless Landlord has notified Tenant in writing that the Lease has been terminated. If Landlord elects to relet the Premises, rent that Landlord receives from reletting will be applied to the payment of: (i) first, any indebtedness from Tenant to Landlord other than rent due from Tenant; (ii) second, all costs, including maintenance, incurred by Landlord in reletting; and (iii) third, rent due and unpaid under the Lease. After deducting the payments referred to in this Subsection, any sum remaining from the rent Landlord receives from reletting will be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. If, on the date rent is due under this Lease, the rent received from the reletting is less than the rent due on that date, Tenant will pay to Landlord, in addition to the remaining rent due, all costs, including maintenance, Landlord incurred in reletting which remain after applying the rent received from the reletting. Tenant shall have no right to or interest in the rent or other consideration received by Landlord from reletting to the extent it exceeds Tenant’s total indebtedness to Landlord.

17.2.4              Re-enter the Premises without terminating this Lease and without being liable for any damages, whether caused by the negligence of Landlord or otherwise, and do whatever Tenant is obligated to do under the terms of this Lease. The expenses incurred by Landlord in affecting compliance with Tenant’s obligations under this Lease immediately shall become due and payable to Landlord as additional rent.

17.2.5              In all events, Tenant is liable for all damages of whatever kind of nature, direct or indirect, suffered by Landlord as a result of the occurrence of an Event of Default. If Tenant fails to pay Landlord in a prompt manner for the damages suffered, Landlord may pursue a monetary recovery from Tenant. Included among these damages are all expenses incurred by Landlord in repossessing the Premises (including, but not limited to, increased insurance premiums resulting from Tenant’s vacancy), all expenses incurred by Landlord in reletting the Premises (including, but not limited to, those incurred for advertisements, brokerage fees, repairs, remodeling, and replacements), all concessions granted to a new tenant on a reletting, all losses incurred by Landlord as a result of Tenant’s default (including, but not limited to, any unamortized commissions paid in connection with this Lease), a reasonable allowance for Landlord’s administrative costs attributable to Tenant’s default, and all attorneys’ fees incurred by Landlord in enforcing any of Landlord’s rights or remedies against Tenant.

17.2.6              Pursuit of any of the foregoing remedies does not constitute an irrevocable election of remedies nor preclude pursuit of any other remedy provided elsewhere in this Lease or by applicable law, and none is exclusive of another unless so provided in this Lease or by applicable law. Likewise, forbearance by Landlord to enforce one or more of the remedies available to it on an Event of Default does not constitute a waiver of that default or of the right to exercise that remedy later or of any rent, damages, or other amounts due to Landlord hereunder.

17.2.7              Whether or not Landlord elects to terminate this Lease or Tenant’s right to possession of the Premises on account of any default by Tenant, Landlord shall have all rights and remedies at law or in equity, including, but not limited to, the right to re-enter the Premises and, to the maximum extent provided by law, Landlord shall have the right to terminate any and all subleases, licenses, concessions, or other consensual arrangements for possession entered into by Tenant and affecting the Premises or, in Landlord’s sole discretion, may succeed to Tenant’s interest in such subleases, licenses, concessions, or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions, or arrangements, Tenant shall have no further right to or interest in the rent or other consideration receivable thereunder as of the date of notice by Landlord of such election.

17.3         Late Charge

If Tenant fails to pay when due any payment of rent or other charges which Tenant is obligated to pay to Landlord under this Lease, there shall be a late charge in the amount of five percent (5%) of each such obligation. This sum is intended to compensate Landlord for accounting and administrative expenses incurred by Landlord, as well as the loss of the use of funds. In addition to the late charge, any and all rent or other charges which Tenant is obligated to pay to Landlord under this Lease which are unpaid shall bear interest at the rate set forth in Section 17.6 from the date said payment was due until paid.

17.4         Right of Landlord to Re-Enter

In the event of any termination of this Lease, Landlord shall have the immediate right to enter upon and repossess the Premises, and any personal property of Tenant may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

17.5         Surrender of Premises

No act or thing done by Landlord or any agent or employee of Landlord during the Lease term shall be deemed to constitute an acceptance by Landlord or a surrender of Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord and, notwithstanding such delivery, Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated properly. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

17.6         Interest Charges

Any amount not paid by one party to the other when due to the other party will bear interest from the date due at the lesser of (i) the prime commercial rate being charged by the Bank of America N.A. in effect on the date due plus two percent (2%) per annum; or (ii) the maximum rate permitted by law. If Bank of America N.A. is no longer in existence, then another comparable bank or financial institution shall be substituted by Landlord.

17.7         Tenant’s Default

If Tenant is in default of the Lease, then:

17.7.1              For so long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant will have the right to assign or sublet its interest in the Lease, but Tenant will not be released from liability.

17.7.2              No structural changes to the building at any cost shall be permitted without the prior written approval of Landlord.

17.7.3              All costs of de-identification of the Premises shall be paid by Tenant whether or not Landlord terminated this Lease.

17.8         Default by Landlord

Landlord shall be in default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within thirty (30) days after notice has been given to Landlord. If, however, the failure cannot reasonably be cured within the cure period, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure. Notices given under this Section 17.8 shall specify the alleged breach and the applicable Lease provisions. If Landlord shall at any time default beyond the applicable notice and cure period, Tenant shall have the right to cure such default on Landlord’s behalf. Any sums expended by Tenant in doing so, and all reasonably necessary incidental costs and expenses incurred in connection therewith, shall be payable by Landlord to Tenant within thirty (30) days following demand therefor by Tenant, provided, however, that Tenant shall not be entitled to any deduction or offset against any rent otherwise payable to Landlord under this Lease.

18. RIGHT OF INSPECTION

Landlord and Landlord’s authorized representatives shall have the right after forty-eight (48) hours written notice to Tenant, to enter upon the Premises at all reasonable hours for the purpose of inspecting the Premises or of making repairs, additions, or alterations in or upon the Premises; and, for the purpose of exhibiting the Premises to prospective tenants, purchasers, or others. Provided Tenant is not in default beyond any applicable cure period, Landlord shall not exhibit any “for sale” signs during the term of the Lease.

19. WAIVER OF BREACH

No waiver by Landlord of any breach of any one or more of the terms, covenants, conditions, or agreements of this Lease shall be deemed to imply or constitute a waiver of any succeeding or other breach. Failure of Landlord to insist upon the strict performance of any of the terms, conditions, covenants, and agreements of this Lease shall not constitute or be considered as a waiver or relinquishment of Landlord’s rights to subsequently enforce any default, term, condition, covenant, or agreement, which shall all continue in full force and effect. The rights and remedies of Landlord under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord has or may have.

20. NOTICES

20.1         Notice Requirements

All notices, requests, or demands herein provided to be given or made, or which may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given: (i) when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given, or if delivery is rejected when delivery was attempted; or (ii) on the date delivered when sent via Overnight Mail, properly addressed and postage prepaid; or (iii) on the date sent via facsimile transmission; or (iv) seventy-two (72) hours after the time the same is deposited in the United States mail, properly addressed and first class postage prepaid, return receipt requested. The proper address to which notices, requests, or demands may be given or made by either party shall be the address set forth at the end of this Section or to such other address or to such other person as any party shall designate. Such address may be changed by written notice given to the other party in accordance with this Section.

If to Landlord:

REALTY INCOME CORPORATION

Attn: Legal Department

220 West Crest Street

Escondido, CA 92025-1707

Phone Number: (760) 741-2111

Fax Number: (760) 741-8674

If to Tenant:

FESTIVAL FUN PARKS, LLC

dba Palace Entertainment

Attn: Gary Fitzpatrick, Esq., General Counsel

18300 Von Karman, Suite 900

Irvine, CA 92612

Phone Number: (949) 261-0404

Fax Number: (949) 261-1414

or to such other address or to such other person as any party shall designate.

20.2         Payments Under Lease

Rent and all other payments due to Landlord under this Lease shall be paid in lawful money of the United States of America without offset or deduction to the name and at the address first given above or to such other persons or parties or at such other places as Landlord may from time to time designate in writing.

21. RELATIONSHIP OF THE PARTIES

This Lease shall not be deemed or construed by the parties, nor by any third party, as creating the relationship of (i) principal and agent, (ii) partnership, or (iii) joint venture between the parties. Neither the method of computation of rent nor any other provision of this Lease, nor any acts of the parties are other than in the relationship of Landlord and Tenant.

22. SUBORDINATION, ATTORNMENT AND ESTOPPEL

22.1         Subordination and Non-Disturbance

Subject to the provisions of this Section, this Lease and the leasehold estate created hereby shall be, at the option and upon written declaration of Landlord, subject, subordinate, and inferior to the lien and estate of any liens, trust deeds, and encumbrances (“Mortgages”), and all renewals, extensions, or replacements thereof, now or hereafter imposed by Landlord upon the Premises; provided, however, that this Lease shall not be subordinate to any Mortgage arising after the date of this Lease, or any renewal, extension, or replacement thereof, unless and until Landlord provides Tenant (for the benefit of Tenant and Tenant’s leasehold mortgagees, successors and assigns) with an agreement (“Non-Disturbance Agreement”), signed and acknowledged by each holder of any such interest setting forth that so long as Tenant is not in default hereunder, beyond any applicable notice and cure periods hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. The Non-Disturbance Agreement may contain additional provisions as are customarily requested by secured lenders with liens encumbering real property security similar to the Premises, including, without limitation, Tenant’s agreement to attorn as set forth in Section 22.2 below. Tenant shall, promptly follow a request by Landlord and after receipt of the Non-Disturbance Agreement, execute and acknowledge any subordination agreement or other documents required to establish of record the priority of any such encumbrance over this Lease, so long as such agreement does not otherwise increase Tenant’s obligations or diminish Tenant’s rights hereunder.

22.2         Attornment

In the event of foreclosure of any Mortgage, whether superior or subordinate to this Lease, then (i) this Lease shall continue in force; (ii) Tenant’s quiet possession shall not be disturbed if Tenant is not in default beyond the applicable notice and cure period hereunder; (iii) Tenant shall attorn to and recognize the mortgagee or purchaser at foreclosure sale (“Successor Landlord”) as Tenant’s landlord for the remaining term of this Lease; and (iv) the Successor Landlord shall not be bound by (a) any payment of rent for more than one month in advance; (b) any amendment, modification, or ending of this Lease without the Successor Landlord’s consent after the Successor Landlord’s name is given to Tenant, unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent; and (c) any liability for any act or omission of a prior Landlord. At the request of the Successor Landlord, Tenant shall execute a new lease for the Premises, setting forth all of the provisions of this Lease except that the term of the new lease shall be for the balance of the term of this Lease.

22.3         Estoppel Certificate

Tenant shall execute and deliver to Landlord, within twenty (20) days after receipt of Landlord’s request, any estoppel certificate to be furnished to any prospective purchaser of or any lender against the Premises. Such estoppel certificate shall acknowledge and certify each of the following matters, to the extent each may be true: that the Lease is in effect and not subject to any rental offsets, claims, or defenses to its enforcement; the commencement and termination dates of the term; that Tenant is paying rent on a current basis; that any improvements required to be furnished under the Lease have been completed in all respects; that the Lease constitutes the entire agreement between Tenant and Landlord relating to the Premises; that Tenant has accepted the Premises and is in possession thereof; that the Lease has not been modified, altered, or amended except in specified respects by specified instruments; and that Tenant has no notice of any prior assignment, hypothecation, or pledge of rents or the Lease. Tenant shall also, upon request of Landlord, certify and agree for the benefit of any lender against the Premises or the building (“Lender”) that Tenant will not look to such Lender: as being liable for any act or omission of Landlord; as being obligated to cure any defaults of Landlord under the Lease which occurred prior to the time Lender, its successors or assigns, acquired Landlord’s interest in the Premises by foreclosure or otherwise, as being bound by any payment of rent or additional rent by Tenant to Landlord for more than one (1) month in advance; or as being bound by Landlord to any amendment or modification of the Lease without Lender’s written consent. Failure to deliver the documents required under this Section 22 in the time period required shall constitute an Event of Default without the need for any notice or cure period.

22.4         Leasehold Mortgage

Notwithstanding anything to the contrary in this Lease, Tenant is hereby given the right by Landlord to mortgage its interest in this Lease under one or more leasehold mortgages without obtaining the consent of Landlord upon the condition that all rights acquired under such mortgages shall be subject to each and all of the terms, covenants, conditions, and restrictions set forth in this Lease, and to all rights and interests of Landlord herein, none of which terms, covenants, conditions, or restrictions is or shall be waived by Landlord by reason of the right given so to mortgage such interest in this Lease, except as expressly provided herein. If Tenant shall mortgage this leasehold, and if Tenant or the holder of such mortgage shall send to

Landlord a true copy thereof together with written notice specifying the name and address of the mortgagee and the pertinent recording date with respect to such mortgage, Landlord agrees that so long as any such leasehold mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder to Landlord, the following provisions shall apply:

22.4.1              There shall be no cancellation, surrender, or material modification of this Lease by joint action of Landlord and Tenant without the prior consent in writing of the leasehold mortgagee (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, in no event shall this subsection be deemed to impair Landlord’s right to unilaterally terminate the Lease following an uncured Event of Default. Furthermore, at any and all times during which this Lease is encumbered by any leasehold mortgage, the fee estate and the leasehold estate arising under this Lease shall not merge.

22.4.2              Landlord shall, upon serving Tenant with any notice of default, simultaneously mail a copy of such notice to the holder of such mortgage. The leasehold mortgagee shall thereupon have the same period as Tenant, plus an additional period of ten (10) business days, to remedy or cause to be remedied the default(s) complained of in such notice, and Landlord shall accept such performance by or at the instigation of such leasehold mortgagee as if the same had been done by Tenant; provided, however, that if, prior to the expiration of such ten (10) business day period, the leasehold mortgagee shall have commenced or caused to be commenced the work of curing such default(s) and is prosecuting or causing the prosecution of the same to completion with reasonable diligence, then the leasehold mortgagee shall be afforded such additional time as may be reasonably required to cure such default(s); provided, further, notwithstanding anything to the contrary set forth in this Lease, if any default of Tenant is personal to Tenant and not susceptible of being cured by a leasehold mortgagee or a party acquiring title to Tenant’s leasehold estate, such default shall be deemed waived by Landlord upon completion of the foreclosure proceeding or deed-in-lieu of foreclosure or acquisition of Tenant’s interest as a result of such leasehold mortgagee’s exercise of its remedies, and Landlord will not terminate this Lease or take any other action as a result of such default for so long as such default is not susceptible of being cured.

22.4.3              Anything herein contained notwithstanding, while such leasehold mortgage remains unsatisfied of record, or until written notice of satisfaction is given by the holder of such mortgage to Landlord, if any default shall occur which, pursuant to any provision of this Lease, entitles Landlord to terminate this Lease, and if before the expiration of ten (10) business days from the date of service of notice of termination upon such leasehold mortgagee, such leasehold mortgagee shall have notified Landlord of its desire to nullify such notice and shall have paid to Landlord all rent and other payments herein provided for, and then in default, and shall have complied with all of the other requirements of this Lease or, if immediate compliance is impossible, shall have commenced the work of complying with all of the other requirements of this Lease, if any are then in default, and shall prosecute the same to completion with reasonable diligence, then in such event Landlord shall not be entitled to terminate this Lease and any notice of termination theretofore given shall be void and of no effect.

22.4.4              Landlord agrees that the name of the leasehold mortgagee may be added to the “Loss Payable Endorsement” of any and all insurance policies required to be carried by Tenant hereunder.

22.4.5              The proceeds from any insurance policies or arising from a condemnation are to be distributed pursuant to the provisions of this Lease, but the leasehold mortgagee may reserve rights to apply to the mortgage debt all, or any part, of Tenant’s share of such proceeds pursuant to such mortgage.

22.4.6              The leasehold mortgagee shall be given notice of any adjudicative proceedings by Landlord, and shall have the right to intervene therein and be made party to such proceedings, and the parties hereto do hereby consent to such intervention. In the event the leasehold mortgagee desires to intervene, it shall do so by sending written notice to Landlord and Tenant within ten (10) days of receipt of Landlord’s notice. In the event that the leasehold mortgagee shall not elect to intervene or become a party to such proceedings, the leasehold mortgagee shall be entitled to receive notice of, and a copy of, any award or decision made in said adjudicative proceedings.

22.4.7              Landlord’s consent shall not be required for the foreclosure of any leasehold mortgage. Landlord shall not unreasonably withhold its consent to any sale of Tenant’s interest in this Lease and the Premises by the leasehold mortgagee following any such foreclosure. It shall not be unreasonable for Landlord to withhold its consent to any proposed sale or conveyance of Tenant’s interest in the Lease if Landlord, utilizing its customary review and evaluation process for prospective new tenants, does not approve the proposed transferee.

22.4.8              Landlord shall, upon request, execute, acknowledge, and deliver to each leasehold mortgagee, an agreement prepared at the sole cost and expense of Tenant, in form reasonably satisfactory to Landlord and such leasehold mortgagee, between Landlord, Tenant and leasehold mortgagee, agreeing to all of the provisions of this Section. To the extent any conflicts exist between the terms of the leasehold mortgage, the terms of the loan agreement, or the terms of this Lease, the terms of this Lease shall govern. Landlord’s consent to the execution and recordation of a leasehold mortgage by Tenant in no way constitutes approval of Landlord of any of the provisions of the leasehold mortgage. The term “mortgage,” whenever used herein, shall include whatever security instruments are used in the locale of the Premises, such as, without limitation, deeds to secure debt, deeds of trust and conditional deeds, as well as financing statements, security agreements and other documentation required pursuant to the Uniform Commercial Code.

22.4.9              Any and all leasehold mortgage(s) shall at all times be subject, subordinate, and inferior to the lien and estate of any liens, trust deeds, mortgages or encumbrances, and all renewals, extensions or replacements thereof, now or hereafter imposed by Landlord upon Landlord’s fee simple interest in the Premises; provided, however, that as a condition precedent to the subordination of this Lease or any leasehold mortgage to any ground lease, mortgage, deed of trust or any other hypothecation of security now or hereafter placed upon the Premises, Landlord shall have provided to each leasehold mortgagee and to Tenant, for the benefit of such parties, a recordable non-disturbance agreement in a form reasonably acceptable to Tenant and such leasehold mortgagee(s), executed by the beneficiary of such ground lease, mortgage, deed of trust or other hypothecation to which this Lease and/or any leasehold mortgage is to be subordinated pursuant to the terms and conditions of this Section.

22.4.10            If the leasehold mortgagee or its nominee or designee becomes the Tenant under this Lease, all of the rights, obligations and liabilities of the leasehold mortgagee or its nominee or designee shall cease and terminate upon assignment of this Lease in accordance with the terms hereof by the leasehold mortgagee or its nominee or designee. Except where the leasehold mortgagee has become the Tenant, no liability for the payment of rent or the performance of any of Tenant’s covenants and agreements under this Lease accruing after the date of such assignment shall attach to or be imposed upon the leasehold mortgagee, all such liability being hereby expressly waived by Landlord.

22.4.11            Any leasehold mortgagee shall have the right to perform any of Tenant’s covenants, curing any defaults by Tenant and exercising any election, option or privilege conferred upon Tenant by any terms of this Lease.

22.4.12            Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant acknowledge and agree that the acquisition by a leasehold mortgagee of the direct or indirect ownership of the equity interests in Tenant (i) shall not constitute a prohibited transfer or Tenant default under this Lease, (ii) shall not require the consent or approval of Landlord, and (iii) shall be fully effective notwithstanding any provision to the contrary contained in this Lease.

22.4.13            Landlord and Tenant acknowledge and agree that if and to the extent that Tenant has any right to approve or disapprove Landlord’s rejection of this Lease in any bankruptcy proceeding, such right of approval or disapproval shall be assigned to (and shall be exercised solely by) Tenant’s leasehold mortgagee having the most senior leasehold mortgage during such time as such leasehold mortgage encumbers Tenant’s interest in the Premises.

22.4.14            Subject to the obligations of Tenant under Section 14 of the Lease, Landlord and Tenant acknowledge and agree that during such time as any leasehold mortgage encumbers Tenant’s leasehold interest in the Premises, the proceeds from any insurance policies or arising from any condemnation or casualty shall be paid to and held by the leasehold mortgagee of highest priority and distributed pursuant to the provisions of the leasehold mortgage, Landlord acknowledging that the leasehold mortgagee may have the right to, among other things, apply to the mortgage debt all, or any part, of Tenant’s share of the proceeds if and to the extent such application of proceeds is consistent with the documents evidencing the leasehold mortgage.

22.4.15            In the event Tenant’s interest under this Lease shall be sold, assigned or transferred pursuant to the exercise of any remedy of any leasehold mortgagee, or pursuant to any judicial proceeding, at such leasehold mortgagee’s option, Landlord shall execute and deliver to such leasehold mortgagee a new lease (the “New Lease”) demising the Premises to such leasehold mortgagee. The New Lease shall be for a term equal to the then remaining term of this Lease before giving effect to such termination and shall contain the same covenants, agreements, terms, provisions and limitations as this Lease. Upon the execution and delivery of the New Lease, the leasehold mortgagee, in its own name or in the name of Landlord, shall have the right, but not the obligation, to take all appropriate steps as shall be necessary to remove the previous lessee from the Premises and any improvements located thereon; provided, however, that Landlord shall not be subject to any liability, including, without limitation, reasonable attorney’s fees, costs or expenses, in connection with such removal, and the leasehold mortgagee shall pay for all costs and expenses, including, without limitation, reasonable attorney’s fees, for such removal. The leasehold mortgagee shall be liable for the performance of the obligations imposed on the ‘Tenant’ under this Lease only for and during the period that such leasehold mortgagee is in possession and/or ownership of the leasehold estate created by the New Lease.

23. TENANT’S FINANCIAL STATEMENTS

During the term of the Lease, Tenant shall provide Landlord with current financial statements as follows: (i) within sixty (60) days of the end of each fiscal quarter, including the fourth (4th) quarter, Tenant’s profit and loss statement and balance sheet; and (ii) within one hundred twenty (120) days of the end of each fiscal year, Tenant’s profit and loss statement, balance sheet, statement of changes in financial position, and notes to the financial statements as reviewed or audited by an independent certified public accountant or accounting firm. Tenant’s filing, and delivering a copy to Landlord, of any financial statement as required by any securities regulation for which it shall be obligated for purpose of public disclosure, shall be deemed to satisfy this Section.

24. ATTORNEYS’ FEES

24.1         Recovery of Attorneys’ Fees and Costs of Suit

Tenant shall reimburse Landlord, upon demand, for any costs or expenses incurred by Landlord in connection with any breach or default by Tenant under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights, or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. Such attorneys’ fees and costs shall be paid by the losing party in such action.

24.2         Party to Litigation

Tenant shall indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands, and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (i) instituted by Tenant, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (ii) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (iii) otherwise arising out of or resulting from any action or transaction of Tenant or such other person; or (iv) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended unless the same results from Landlord’s breach of this Lease or Landlord’s negligence or willful misconduct. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

24.3         Landlord’s Consent

Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with Tenant’s request for Landlord’s consent under Section 16, “Assignment and Subletting,” or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

25. CONSENT

Landlord shall have no liability for damages resulting from Landlord’s failure to give any consent, approval, or instruction reserved to Landlord. Tenant’s sole remedy in any such event shall be an action for injunctive relief.

26. AUTHORITY TO MAKE LEASE; COVENANT OF QUIET ENJOYMENT

26.1         Full Power and Authority to Enter Lease

The parties covenant and warrant that each has full power and authority to enter into this Lease.

26.2         Quiet Enjoyment

Landlord covenants and warrants that Tenant shall have and enjoy full, quiet, and peaceful possession of the Premises, its appurtenances and all rights and privileges incidental thereto during the term, as against all persons claiming by through, or under Landlord, subject to the provisions of this Lease and any title exceptions or defects in existence at the time of the conveyance of the Premises to Landlord by Tenant.

26.3         No Violation of Covenants and Restrictions

Tenant shall not violate or cause Landlord to violate any recorded covenants and restrictions affecting the Premises. Tenant shall defend, indemnify, and hold harmless Landlord from any costs or expenses incurred from such a violation.

27. HAZARDOUS MATERIAL

27.1         Environmental Compliance

Tenant shall not cause or permit any Hazardous Material to be brought upon, or used in or about the Premises by Tenant, its agents, employees, contractors, or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant’s business and will be used, kept, and stored in a manner that complies with all laws relating to such Hazardous Material.) If Tenant breaches the obligations stated in the preceding sentence, if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs and Landlord has not caused the contamination, then Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space of the Premises, and sums paid in settlement of claims, attorneys’ fees, consultation fees, and expert fees) which arise during or after the term of the Lease as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation or site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises not caused by

Landlord results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are recommended by environmental engineers hired by Tenant or Landlord and are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Material to the Premises; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises.

27.2         Tenant’s Responsibility for Hazardous Materials

Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws relating to Hazardous Material which are not caused by Landlord or Tenant including the following: (i) Hazardous Material present in the soil or ground water on the Premises prior to or following the Commencement Date of the Lease; (ii) a change in Laws which relate to Hazardous Material which make Hazardous Material present on the Premises as of the Commencement Date, whether known or unknown to Landlord, a violation of such new Laws; (iii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves on to or under the Premises before or after the Commencement Date; (iv) Hazardous Material present or under the Premises as a result of any discharge, dumping, or spilling (whether accidental or otherwise) on the Premises by other tenants of the Premises or their agents, employees, contractors, or invitees, or by others. Accordingly, Landlord and Tenant agree that the cost of complying with Laws relating to Hazardous Material on the Premises for which Landlord is legally liable shall be the responsibility and shall be paid by Tenant. To the extent any such expense relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties, or other action, Tenant shall be entitled to a reimbursement to the extent it has paid the maintenance expense to which such recovery or reimbursement relates.

27.3         Survival

Provisions of this Section 27 shall survive termination of tenancy.

28. GENERAL PROVISIONS

28.1         Gender; Number

The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural, whenever the context requires.

28.2         Captions

Captions in this Lease are inserted for the convenience of reference only and do not define, describe, or limit the scope or the intent of this Lease or any of its terms.

28.3         Exhibits

All attached exhibits are a part of this Lease and are incorporated in full by this reference. Except as specifically provided herein, if any provision contained in any exhibit hereto is inconsistent or in conflict with any provisions of this Lease, the provisions of this Lease shall supersede the provisions of such exhibit and shall be paramount and controlling.

28.4         Entire Agreement

This Lease contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Lease.

28.5         Drafting

This Lease shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.

28.6         Modification

No modification, waiver, amendment, discharge, or change of this Lease shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.

28.7         Joint and Several Liability

If any party consists of more than one person or entity, the liability of each such person or entity signing this Lease shall be joint and several.

28.8         Governing Law

This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

28.9         Attorneys’ Fees

With respect to Section 24 and any other provision in this Lease providing for payment or indemnification of attorneys’ fees, such fees shall be deemed to include reasonable fees incurred through any applicable appeal process, and shall include fees attributable to legal services provided by any in-house counsel and staff to the prevailing or indemnified party. For purposes hereof, the services of in-house counsel and their staff shall be valued at rates for independent counsel prevailing in the metropolitan area in which such counsel and staff practice.

28.10       Time of Essence

Time is of the essence of every provision of this Lease.

28.11       Severability

In the event any term, covenant, condition, or provision of this Lease is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Lease.

28.12       Successors and Assigns

Except as otherwise provided herein, all terms of this Lease shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and assigns.

28.13       Independent Covenants

This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any offset of the rent or other amounts owing hereunder against Landlord; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building or all or any portion of the Project (of whose address Tenant has theretofore been notified) and an opportunity is granted to Landlord and such holder to correct such violation as provided above.

28.14       Information Provided

Tenant warrants and represents that all information Tenant has provided to Landlord is accurate and correct and Tenant acknowledges that Landlord has relied upon such information in entering into this Lease

28.15       Limitation of Landlord’s Liability

Notwithstanding anything contained in this Lease to the contrary, Landlord shall not incur any liability beyond Landlord’s interest in the Premises upon a breach of this Lease, and Tenant shall look exclusively to such interest in the Premises for the payment and discharge of any obligations imposed upon Landlord under this Lease.

28.16       No Lease Until Accepted

Landlord’s delivery of unexecuted copies or drafts of this Lease is solely for the purpose of review by the party to whom delivered and is in no way to be construed as an offer by Landlord nor in any way implies that Landlord is under any obligation to Lease the Premises. When this Lease has been executed by both Landlord and Tenant, it shall constitute a binding agreement to lease the Premises upon the terms and conditions provided herein and Landlord and Tenant agree to execute all instruments and documents and take all actions as may be reasonably necessary or required in order to consummate the lease of the Premises as contemplated herein.

THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY

28.17       Counterparts

This Lease may be executed in any number of counterparts, each of which shall be deemed and original. The counterparts shall together constitute but one agreement. Any signature on a copy of this Lease or any document necessary or convenient thereto sent by facsimile shall be binding upon transmission by facsimile and the facsimile copy may be utilized for the purposes of this Lease.

LANDLORD:		TENANT:

REALTY INCOME CORPORATION, a Maryland corporation		FESTIVAL FUN PARKS, LLC, a Delaware limited liability company dba PALACE ENTERTAINMENT

By:	/s/ Michael R. Pfeiffer	By:	/s/ Gary Fitzpatrick
Michael R. Pfeiffer
Executive Vice President,
General Counsel

Date:	June 20, 2002	Date:	June 28, 2002

COMMERCIAL GROUND LEASE

EXHIBIT “A”

PROPERTY LIST

PREMISES	INDIVIDUAL STORE RENTS

1. Wet ‘N Wild Emerald Pointe	$55,000.00
3910 South Holden Road
Greensboro, NC 27406

2. Castle Park	$53,166.67
3500 Polk Street
Riverside, CA 92505

MONTHLY RENT:	$108,166.67

ADDENDUM TO COMMERCIAL GROUND LEASE
by and between
REALTY INCOME CORPORATION, a Maryland corporation, as “Landlord”
and
FESTIVAL FUN PARKS, LLC, a Delaware limited liability company, as “Tenant”

This Addendum to Commercial Ground Lease (this “Addendum”) is dated as of July 3, 2002 and shall serve to supplement and amend (to the extent inconsistent therewith) that certain Commercial Ground Lease dated July 3, 2002 (the “Lease”) by and between REALTY INCOME CORPORATION, a Maryland corporation (“Landlord”), and FESTIVAL FUN PARKS, LLC, a Delaware limited liability company dba PALACE ENTERTAINMENT (“Tenant”) concerning those certain Real Properties identified on Exhibit “A” to the Lease:

The following new paragraphs (collectively, “Compliance Matters”) shall be deemed added to Section 8 of the Lease:

“On or about the Commencement Date, Tenant delivered to Landlord a copy of that certain January 22, 1999 Physical Inspection and Procedural Review Inspection Report prepared and issued by International Theme Park Services, Inc. (the ‘Report’) with respect to the Premises commonly known as Emerald Pointe, Greensboro, North Carolina (‘Emerald Pointe’). As indicated by the Report (pp. 14-28), as of the date of the Report, there were several outstanding physical repairs and safety issues in need of attention. Further, the Report indicated that no Certificate of Occupancy was issued with respect to the administration building at Emerald Pointe. Tenant hereby acknowledges and agrees that (i) there may be outstanding physical repairs and safety issues to be addressed by Tenant at Emerald Pointe as more specifically set forth in the Report, and (ii) there may be outstanding construction and other efforts to be made by Tenant in order to secure a Certificate of Occupancy for the Emerald Pointe administration building. Tenant acknowledges and agrees it is leasing the Premises ‘As Is, Where Is, With All Faults.’ Tenant further agrees that on or before March 31, 2003, Tenant shall, at Tenant’s sole cost and expense: (a) correct all of the outstanding physical repair and safety issues raised by the Report or provide evidence that such corrections were made as of the Commencement Date; (b) take all necessary steps to secure a Certificate of Occupancy for the Emerald Pointe administration building or provide evidence that a Certificate of Occupancy had been issued therefor as of the Commencement Date; and (c) deliver to Landlord evidence reasonably satisfactory to Landlord indicating the items set forth in the immediately foregoing clauses (a) and (b) above have been completed.

On or about the Commencement Date, Tenant indicated to Landlord that, to Tenant’s actual knowledge (based on statements made by third parties unrelated to Tenant and Landlord), certain work recently had been completed in the parking lot(s) of Emerald Pointe, to wit, construction of certain landscape islands as necessary to comply with requirements of the municipality (or other appropriate governmental authority). On or before August 31, 2002, Tenant, shall, at Tenant’s sole cost and expense, deliver to Landlord evidence reasonably satisfactory to Landlord indicating all required landscape islands have been installed and completed in accordance with the requirements of the municipality (or other appropriate governmental authority).

On or about the Commencement Date, Tenant delivered to Landlord copies of those certain April 26, 2002 Phase I Environmental Site Assessment Update and Compliance Audit Reports (‘Environmental Updates’) with respect to the Real Properties. The Environmental Updates noted several storage and compliance issues and recommended that the same should be

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resolved promptly. Tenant hereby agrees that on or before December 31, 2002, Tenant shall, at Tenant’s sole cost and expense: (a) take all necessary steps to comply with the recommendations set forth in the Environmental Updates for each of the Real Properties; and (b) deliver to Landlord evidence reasonably satisfactory to Landlord indicating the items set forth in the immediately foregoing clause (a) have been appropriately addressed and completed.

On or about the Commencement Date, Tenant delivered to Landlord a copy of that certain June 6, 2002 ALTA/ACSM Land Title Survey prepared by Smith Surveyors, Inc. (‘Survey’) in connection with Emerald Pointe. The Survey: (I) depicted a certain 2.149 acre tract located about the eastern portion of the Premises, and (II) indicated there was ‘no deed for this tract in [the] title commitment [and that] this tract is occupied by the Park for parking.’ Tenant agrees to use its diligent efforts to cause First American Title Insurance Company to irrevocably commit, on or before July 31, 2002, to issue a new owner’s policy in connection with Emerald Pointe, which owner’s policy shall be in form and substance reasonably acceptable to Landlord with respect to the 2.149 acre tract, and otherwise be, to the extent reasonably possible, in form and substance consistent with that certain title objection letter dated July 3, 2002; provided, however, notwithstanding anything contained herein to the contrary, Tenant’s failure to secure the foregoing commitment and/or First American Title Insurance Company’s failure to issue the foregoing policy shall not constitute a breach of or default under the Lease (so long as Tenant uses its diligent efforts consistent with this paragraph).

Tenant’s failure to timely complete one or more or all of the Compliance Matters as set forth above shall constitute an Event of Default under the Lease, and Landlord shall have all of the rights and remedies available to Landlord under the Lease, including, without limitation, those set forth in Section 17 of the Lease. If Tenant, notwithstanding Tenant’s diligent efforts to complete the same during the applicable cure period specified above, is not able to complete one or more of the Compliance Matters within the cure period specified above for a reason or reasons beyond Tenant’s reasonable control (e.g., Inclement weather, strikes, governmental delays, war, etc.), then Tenant shall not be in default of this Lease if Tenant diligently pursued the completion of the subject Compliance Matter during the specified cure period and then continues after the expiration of the specified cure period to diligently and in good faith pursue the completion of the same.”

Tenant shall indemnify, defend and protect Landlord, and hold Landlord harmless from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with the Compliance Matters.

All capitalized terms used herein to the extent same are not defined herein, shall be given the same meaning as were given in the Lease.

THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY.

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This Addendum may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one addendum. Any signature on a copy of this Addendum or any document necessary or convenient thereto sent by facsimile shall be binding upon transmission by facsimile and the facsimile copy may be utilized for the purposes of this Addendum.

LANDLORD:	TENANT:

REALTY INCOME CORPORATION,	FESTIVAL FUN PARKS, LLC,
a Maryland corporation	a Delaware limited liability
company
dba PALACE ENTERTAINMENT

By:	By:	/s/ Gary Fitzpatrick
Name Printed:	Name Printed:	Gary Fitzpatrick
Title:	Title:	VP Gen - Counsel

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This Addendum may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one addendum. Any signature on a copy of this Addendum or any document necessary or convenient thereto sent by facsimile shall be binding upon transmission by facsimile and the facsimile copy may be utilized for the purposes of this Addendum.

LANDLORD:		TENANT:

REALTY INCOME CORPORATION,		FESTIVAL FUN PARKS, LLC,
a Maryland corporation		a Delaware limited liability
company
dba PALACE ENTERTAINMENT

By:	/s/ Paul M. Meurer	By:
Name Printed:	Paul M. Meurer	Name Printed:
Title:	EVP & CFO	Title:

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